Exhibit 99.2

Bing Yeh - Introduction

Thank you all for joining us today for SST's third quarter 2004 conference call. I am Bing Yeh, president and CEO. With me today is Jack Lai, our chief financial officer. Jack will begin the call by giving you a detailed financial overview of our preliminary third quarter 2004 results. Following that I will discuss the status of the company and current market conditions.

Then, we will open up the call for questions and answers. Jack.

Jack Lai - Financial Review

Thank you, Bing.

During the course of this conference call, we will make projections or other forward-looking statements regarding flash memory market conditions, the company's future financial performance, the performance of new products, the company's ability to bring new products to market, inventory levels and the company's ability to secure foundry capacity and other items as may be appropriate. Please keep in mind that these statements are predictions and that actual events or results may differ materially. Please refer to the Company's annual report on Form 10-K for the year ended December 31, 2003 and other filings made with the SEC for additional information and risk factors which could cause actual results to differ materially from our current expectations.

Before we begin, I also want to remind you that the financial results we will discuss in this call reflect SST's preliminary purchase price allocation of the Emosyn acquisition. This allocation will be finalized prior to the filing of our Form 10-Q and may require changes to the third quarter results. We do not expect that changes, if required, will have a material impact on the reported assets, liabilities, goodwill, revenues, charges for in-process research and development expenses or earnings per share.

Therefore, our preliminary third quarter 2004 financial results are as follows:Net revenues for the third quarter were $112.2 million, compared with $128.5 million in the second quarter of 2004 and with $73.9 million in the third quarter of 2003. Net revenues excluding revenues from Emosyn were $108.8 million. Emosyn's revenue contribution for this quarter was $3.4 million.

Our net product revenues for the third quarter were $101.3 million, compared with $115.6 million in the second quarter of 2004 and with $65.4 million in the third quarter of 2003.

Turning to our product applications revenue mix for the third quarter, Digital consumer applications accounted for 51.9% of gross product revenues while networking applications accounted for 3.1%. Wireless communications accounted for 13.5%, which including Emosyn's smart card shipment, and Internet computing accounted for 31.5%.

Geographically, as a percentage of gross product revenues, North America generated 4.4% of gross product revenues in the third quarter of 2004 and the balance of 95.6% came from international gross product revenues.

Of the 95.6% of international gross product revenues: Japan accounted for 5.6%, Korea accounted for 10.0%, Taiwan accounted for 18.5%, China accounted for 42.9%, Europe accounted for 7.7%, and the remaining 10.9% was consumed by other Far East locations.

Revenues from technology licensing for the third quarter were $10.9 million, down by 15.5% from $12.9 million in the second quarter of 2004. Technology licensing revenues in the third quarter of 2003 were $8.5 million.

Product gross margin in the third quarter was 28.2%, compared with 31.0% in the second quarter of 2004 and with 15.0% in the third quarter of 2003.

Gross margin was 35.2% for the third quarter of 2004. Gross margin in the third quarter was higher than previously expected due primarily to product mix and improvements in manufacturing costs. By comparison gross margin was 37.9% in the second quarter of 2004 and 24.8% for the third quarter of 2003.

Total expenses were $25.2 million or 22.5% of net revenues for the third quarter, compared with $25.4 million or 19.7% of net revenues for the second quarter of 2004. Total expenses in the third quarter of 2003 were $55.7 million, or 75.4% of net revenues. Total expenses in the third quarter of 2003 included a $36.5 million accrual for litigation expenses.

Research and development expenses for the third quarter were $13.7 million or 12.2% of net revenues. This compares with $12.0 million or 9.4% of net revenues in the second quarter of 2004 and with $10.8 million or 14.5% of net revenues in the third quarter of 2003.

Sales and marketing expenses for the third quarter were $7.3 million or 6.5% of net revenues, compared with $7.3 million or 5.7% of net revenues in the second quarter of 2004. This compares with $5.3 million or 7.2% of net revenues in the third quarter of 2003.

General & Administrative expenses for the third quarter were $4.3 million or 3.8% of net revenues, compared with $4.6 million or 3.6% of net revenues in the second quarter of 2004. This compares with $3.2 million or 4.3% of net revenues in the third quarter of 2003.

Total headcount at the end of the third quarter was 549 compared with 502 at the end of the second quarter of 2004. This increase includes 37 employees that were gained through our acquisition of Emosyn.

The company continues to focus its human resources on R&D, with more than 50% of our personnel dedicated to bringing our new technologies and cost reduced products to market.

Preliminary net income for the third quarter of 2004 was $14.2 million, or $0.15 per share, based on 97.5 million diluted shares outstanding. This includes a $2.0 million in-process research and development charge related to the company's acquisition of Emosyn. Without this charge, third quarter 2004 earnings per share would be $0.17. Excluding contributions from Emosyn, net income was $16.5 million or $0.17 per share. By comparison, in the second quarter of 2004, the company reported a net income of $22.1 million, or $0.22 per share, based on 100.5 million diluted shares outstanding. In the third quarter of 2003, the company reported a net loss of $59.0 million, or a net loss of $0.62 per share, based on 95.0 million shares outstanding.

The company completed the $15 million stock repurchase program in the quarter and bought back 2,574,473 shares at average price of $5.77 including commissions.

Let's turn now to the balance sheet.

Net trade accounts receivable were $63.0 million, down $23.2 million from $86.2 million in the second quarter of 2004. Days Sales Outstanding were 47 days compared with 61 days in the second quarter.

Net inventories stood at $139.0 million, up $47.7 million from the second quarter. Of the $47.7 million increase in inventory, $22.9 million was in raw material and work in process, and $24.8 million in finished goods.

Net fixed assets for the third quarter were $15.3 million, up $4.9 million from the second quarter. Out of this increase, $1.9 million was related to the acquisition of Emosyn and a $3 million was related to the purchase of an office building. Depreciation expense for the third quarter was $1.4 million.

SST finished the third quarter with $121.4 million in cash, cash equivalents and short-term investments, down by $22.3 million from the second quarter. The decrease in our cash position was primarily the result of our $19 million acquisition of Emosyn, and $15 million stock repurchase program.

This concludes the discussion of our financial results. I'll now turn the call back to Bing.

Bing.

Bing Yeh - Qualitative Comments

Thank you, Jack.

Before turning to our third quarter results, it is important to note that in the following comments, I will first exclude contributions and information regarding Emosyn. Then, in the later part of my comments, I will discuss the impact of our two acquisitions: Emosyn and G-Plus.

Now I would like to comment on our third quarter 2004 results and the current market situation.

Despite the overall softness of the end market demand during most of the third quarter, the general demand for our products was strong. Our 4Mbit and below products shipments grew 8 percent sequentially, and our PC shipments rebounded strongly in the third quarter after disappointing shipments during the second quarter. Our blended ASP decreased by 7%, of which 4.7 percentage points was the result of a price decrease in our products and the balance was related to product mix. Our overall unit shipments decreased by 8%.

Three major issues affected our preliminary results and were largely responsible for our shortfall in revenue. The first was the high inventory of 8Mbit product in our sales channel and with our customers, which was purchased in the second quarter. The sharp decrease in shipments to the DVD player application alone contributed to a shortfall of more than 10 million units. The second issue was the price pressure caused by the general oversupply in the market. Finally, the limited availability of our 16M and 32 Mbit products caused by the capacity constraint at TSMC and the delay of product qualification at Vanguard and Grace resulted in fewer shipments of these densities than our original projections. The product qualification issue is now behind us and we have begun to ramp up the production of 16Mbit products. We have also seen revived strength since late September, and we believe that our customers are beginning to digest these inventories.

In terms of application segments, our unit shipments were down for all segments except the Internet Computing segment. Following our record shipments to the digital consumer applications of nearly 70 millions units in the second quarter, our third quarter digital consumer shipments declined 14%, mainly due to the sharply reduced shipments to DVD player manufacturers in China. SST had extraordinarily strong shipments to the Chinese DVD manufacturers in the second quarter, which resulted in excessive inventory of end products made by these customers. We believe the tightening of bank credit to slow down the overheated Chinese economy and the enforcement of DVD IP rights by the Chinese government also exacerbated the slowdown of the DVD player industry in China.

Other digital consumer applications such as digital TVs, video games, MP3 players, VCD players, CD-ROM drives and CD-RW drives continued to perform well during the third quarter. We continue to see strong momentum in MP3 players fueled by the success of Apple Computer's iPOD and its imitators.

Shipments to our Internet computing segment grew in the third quarter mainly caused by increased shipments to printer applications and much stronger than expected shipments to desk top PC applications. After disappointing shipments during the second quarter, our PC shipments rebounded strongly in the third quarter. In fact, we made record shipments to PC applications and we believe we have grown our market share to more than 70%. We believe the strong PC shipments were the result of PC manufacturers shipping more products for back-to-school sales and beginning to prepare for the coming of strong holiday season. Another factor that positively impacted third quarter shipments was the customer pull-in from the first week of October due to the Chinese national holidays. Now that manufacturers in China are the primary production force in the PC industry, we believe this will become a new seasonal factor that will have a negative impact on the fourth quarter shipments of many high volume products that are made in China.

Networking shipments continued to be sluggish across all sub-segments mainly due to the limited availability of our 16Mbit products but we are beginning to accomplish more design-wins with the improved availability of 16Mbit and 32Mbit products. We expect to see moderate improvement in networking shipments during the fourth quarter.

In the wireless communication segment, unit shipments were down mainly due to two factors: first, the over-shipments during the second quarter, and second, the limited product availability of 16Mbit for low end phone and some low density products for the cordless phone applications. The limited availability was caused by fab capacity issue concerning product transition from 0.33 micron to 0.25 micron. We expect to see a strong rebound during the fourth quarter due to the continued strong demand in Bluetooth, GPS, mobile phone and cordless phone applications.

Now turning to the issue of inventory.

During the past several quarters, our inventory was increased in anticipation of growth in our business as well as our ramping of 8,16 and 32 Mbit products. While we continued in the third quarter to reduce wafer starts for certain lower density products, we expect our inventory level to increase modestly in the fourth quarter due to the production ramp of new higher density products at Grace and Vanguard. We are continuing to reduce our wafer starts for certain lower density products in preparation for the anticipated slowdown after the fourth quarter holiday season. Inventory for higher density products will continue to build as we ramp our production of these products but they will only partially offset the reductions of inventory of our lower density products.

Now turning to gross margin.

While our revenues were lower in the third quarter than we had originally expected, our gross margin exceeded our original guidance. There are two factors for this increase. First was the improvement in our manufacturing costs as we continued the transition of our high volume 2Mbit to 8Mbit products to smaller geometries and the continued yield improvement of these smaller geometries. Approximately 62% of our shipments in the third quarter were based on 0.25-micron geometry, up from 60% in the second quarter. The second factor impacting our gross margins was the product mix. We shipped fewer 16 and 32Mbit products than we had previously planned due to the delays in our product qualification at our foundries.

Turning to the pricing environment, average selling prices in our lower density products dropped by approximately 6 percent in the third quarter. This is a reflection of modest pressure in the marketplace. For the fourth quarter, we expect to experience a similar drop in prices for the low-density products. Since we expect to ship more 8M, 16M and 32M in the fourth quarter compared with the third quarter, our blended ASP, excluding Emosyn products, is expected to drop only 2 to 3 percent, as the price erosion is partially offset by the higher ASP of higher density products. However, since 16Mbit and 32Mbit products carry lower gross margins, our blended product gross margin will come down. Consequently, we expect our product gross margin to be between 24% and 28% for the fourth quarter. With this range of product gross margin and substantially reduced license revenue as compared with previous quarter, our total gross margin is expected to be between 28% and 32%.

In the area of new technology and product development.

We continued our momentum of product proliferation with our maturing 0.25 and 0.18 micron second-generation SuperFlash process technology. We have released to production a dual bank 16Mbit product and taped out another dual bank 32Mbit product and a16Mbit platform product with serial interface. During the fourth quarter, we also plan to tape out a 1.8V 64Mbit dual bank product. We are very excited about the prospect of these new products. We believe these high density NOR products will expand the market for our products and drive our revenue growth in 2005 and beyond.

On the technology front, we have started the development activities for a 0.13 micron technology based on the second generation SuperFlash cell, as the near term cost reduction path for the current 0.18 micron designs ranging from 16Mbit to 64Mbit. This development activity is in parallel with a more aggressive technology development based on our third generation SuperFlash cell.

Our third generation SuperFlash cell development is in full steam at PowerChip. We have demonstrated the viability of this technology on a 1Mbit product-vehicle. Recently, after re-evaluating current competitive landscape and our resources, we have decided to redirect our efforts at this stage to focus on a 0.13 micron 128Mbit high density NOR product with substantially smaller die size relative to our competition. By doing so, we expect to extend the same cost advantage we have been enjoying with our other low-density NOR products to 128Mbit density level.

We are very encouraged by our current progress in bringing our higher density products to market and believe that there is significant opportunity to expand into areas in which we have had virtually no presence. We believe that our SuperFlash technology, our smaller die size and lower cost structure that have allowed us to dominate low density flash will also give us significant advantages as we expand to higher density area with smaller geometries.

Turning to our embedded flash business..

The demand for our technology for embedded applications continues to be very strong. However, as we reported to you last quarter, we have found recently that some of our licensed foundries and IDMs have diverted some capacity to more lucrative products due to the industry-wide wafer capacity shortage earlier this year. Unfortunately, our licensed wafer foundries of recent years, including 1st Silicon and HHNEC are not yet ready to broadly accept embedded flash foundry business. As a result, some of our licensing opportunities have been pushed out and our royalty income for the coming quarters may also suffer. We expect our 2004 licensing revenue levels will be in the range of $43 to $45 million and our revenues for 2005 are estimated to be approximately $30 million. For this reason, we have determined to take a more active role in driving our embedded flash business.

Over the past several quarters, our China team has been working closely with major design houses in China on embedded flash IP block designs for smart card applications. Recently, we have successfully brought up the 0.25 micron embedded flash technology at Hua-Hong NEC.

In September, we announced the acquisition of a majority stake in Emosyn, a fabless semiconductor manufacturer specializing in the design and marketing of smart card ICs for SIM card applications.  Emosyn is a longtime SST licensee and has successfully implemented cost-effective smart card IC designs with superior features based on our SuperFlash technology, and is winning market share in the rapidly growing China market. We believe this acquisition will allow SST to establish SuperFlash technology as the technology-of-choice in the strategically important smart card IC market, estimated at about $1 Billion a year and growing. We believe that Emosyn will contribute between $15 and $18 million to our revenues in the fourth quarter.

Two days ago, we also announced the pending acquisition of G-Plus, a Santa Monica, California-based fabless semiconductor manufacturer. Formed in 2001, G- Plus designs innovative radio frequency integrated circuits for a wide range of wireless and multimedia applications such as 802.11 a/b/g wireless LAN and 5.8 GHz wireless digital audio systems. The transaction is expected to close before mid-November and to be accretive to SST's earnings per share within one year.

It has been our longtime strategy to make SuperFlash the embedded memory of choice for wireless applications and the acquisition of G-Plus is a major milestone in achieving that goal. We see the growth of wireless technology continuing to a point where wireless integrated circuits, similar to flash memories, will be ubiquitous in devices ranging from business equipment to home appliances and entertainment systems.

We believe the best way to accelerate the proliferation of SuperFlash technology in the wireless space is to acquire a company with innovative technology and a solid roadmap for growth, much like what we did in the smart card market with the acquisition of Emosyn. With the benefits of working closely with innovative entrepreneurial companies, we believe we can develop better flash memory solutions.

The wireless IC business will be operated under a newly created subsidiary - SST Communications Corporation. Through the acquisition of G-Plus and the formation of SST Communications Corporation, we are better poised to address the needs of our existing and future wireless customers and complementary chipset suppliers worldwide.

We believe that the market for embedded products holds great potential for SST and we will be exploring additional ways to extend the penetration of SuperFlash technology in the marketplace.

Bing Yeh - Summary

In summary, as we finish out 2004 and look ahead towards 2005, we believe we are entering our next stage of expansion. We have made significant investments in our technology and product development which will allow us to successfully penetrate the medium to high density markets as well as strategically important embedded flash applications. We believe that the strategies that have made us successful in the low density market will give us distinct advantages in these new areas. Furthermore, we are energized by the potential of our embedded flash strategy and we believe that the acquisition of Emosyn and G-Plus is a major step forward to our goal. Looking ahead.

The company expects its fourth quarter unit shipments to grow between 25 to 35 percent sequentially due contributions from our newly acquired Emosyn product line and stronger demand in digital consumer. The company believes that its fourth quarter revenues will be between $120 million and $130 million, assuming no drastic changes occur in the U.S. and international economies. Gross margin is expected to be between 28 and 32 percent, which takes into consideration a reduction in ASPs of 10 to 12% caused by product mix and market price erosion. Operating expenses are expected to be approximately 10 percent higher than the prior quarter due to the acquisition of Emosyn and G-Plus. The income tax rate is expected to be between 7 and 8 percent. With these revenue and expense levels, SST expects to achieve earnings per share of between $0.10 and $0.12 in the fourth quarter. We are now happy to answer your questions.

Question and Answer Period

Bing takes the lead on all questions and refers appropriate questions to Jack.

Bing Yeh - Closing

Thank you for participating in this conference call. We will be holding an Investor Day at our offices on Wednesday, November 10 at 1:00 p.m. We hope to see you all there. As always, feel free to call Jack or me directly if you would like to arrange a call or meeting. We thank you for your continued interest in SST.

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentlemen, if you'd like to ask a question, please press star then one on your touch-tone phone. You will hear a tone indicating you've been placed in queue. You may remove yourself from queue at any time by pressing the pound key. If you're using a speaker phone you may have to pick up your handset before dialing. Our first question is from Daniel Amir with WR Hambrecht. Please go ahead.

Daniel Amir - WR Hambrecht & Company - Analyst

Bing and Jack I have a few questions. First of all, can you elaborate, it seems like your guidance on the Emosyn was 15 to 18 million for next quarter. If you back it out from your guidance, it seems like that overall you're actually seeing business deteriorating. Your revenues are going to come in somewhat lower than this quarter or maybe flat to this quarter if you take out Emosyn. So can you expand on the demand environment considering you are expecting consumer to contribute here at least on the unit side? And then I have a couple of follow-up questions.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

We are expecting the units to grow. However, we also assume price erosion in the marketplace.

Daniel Amir - WR Hambrecht & Company - Analyst

So, I mean, is the price erosion predominantly in the 8 to 32-meg?

Biny Yeh - Silicon Storage Technology, Inc. - President, CEO

Probably across the board, especially for the 8-megabits and above densities. However, please keep in mind that our licensing revenue is going to drop approximately $4 million.

Daniel Amir - WR Hambrecht & Company - Analyst

Okay. A follow-up question. With regard to your product margins it seemed like you've guided the 24 to 28 I guess for next quarter. Should we be expecting in '05 to be in that range, at least in the first half of '05 to be in the mid-20s, or as you continue to ramp up the 8 and 16 and 32?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

In the beginning of the production ramp we expect the gross margin contribution going to be very negative. However, once the yield has stabilized and begin to improve then, it's going back to normal. And that situation is hard to predict at this time but we expect is in that ballpark for next year.

Daniel Amir - WR Hambrecht & Company - Analyst

So would you expect this more towards the second half of '05 or already in the first half?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

We expect the second half to improve. However, it's too early to say at this stage. We are going to have an investor day in November the 10th. At that point we'll give more elaborate information.

Daniel Amir - WR Hambrecht & Company - Analyst

Okay. A question on your acquisition of G-Plus. Could you give some sort of guidance a bit when G-Plus will impact your top-line? I mean, I guess you talked on the bottom line that it won't be accretive until another year, but what could we expect on the revenue line here?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

It's still too early to say. But based on the preliminary study on their business we believe that they're going to contribute anywhere between, can be as wide as from, say, 10 to $30 million range, and then going to be a much, much higher in 2006.

Daniel Amir - WR Hambrecht & Company - Analyst

So this is 10 to 30 million for all of '05?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

The G-Plus. Yes, for 2005.

Daniel Amir - WR Hambrecht & Company - Analyst

Okay.

Jack Lai - Silicon Storage Technology, Inc. - CFO

Of 2005, yes.

Daniel Amir - WR Hambrecht & Company - Analyst

So will this have any, so this won't have any impact on your Q4 revenues, will it?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Very insignificant. As we said, it's just in the early stage of production ramp of their product lines.

Daniel Amir - WR Hambrecht & Company - Analyst

Okay. One last question. With regard to ASP, you know, your ASP guidance, have you seen, how much have you seen Intel basically coming back into the market in your higher-density products basically putting pricing pressure on you?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes, we have seen Intel start to play in the 16-megabits market, and that's an area that Intel was not there at least for the past couple of years, and that certainly is impacting everyone.

Daniel Amir - WR Hambrecht & Company - Analyst

So, do you feel that it's going to impact your 8-meg as well?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

We don't think so. 8- megabits has pressured many come into today's award channel inventory is now coming from Intel. We don't think Intel is coming back to 8-megabits.

Daniel Amir - WR Hambrecht & Company - Analyst

Okay. Thanks a lot.

Operator

We'll now go to John Barton with Wachovia Securities. Go ahead, please.

John Barton - Wachovia Securities - Analyst

Yes, thank you very much and good afternoon. Bing, if you could comment, you talked about Emosyn being a contributor of about 15 to 18 million in revenues in the fourth quarter. What are your expectations for the calendar year '05 for the acquisition please?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Again, it's too early to talk about 2005 numbers. We will give more elaborate numbers in our coming investor day presentations. The preliminary number was say anywhere between 50 to $80 million range.

John Barton - Wachovia Securities - Analyst

Okay. Fair enough. And secondly, and I may have just wrote my notes down wrong, but I thought in the beginning of the conversation, or the conference call, you talked about a decline of blended ASPs of down 2 to 3%, and then in the press release I think you said later on down 10 to 12%. So A, if could you help me clarify which number you're looking at and then B, if could you help me clarify what the actual price erosion on a similar part quarter-to-quarter would be I'd appreciate it.

Jack Lai - Silicon Storage Technology, Inc. - CFO

I said earlier 2 to 3%. That referred to product excluding the contribution from Emosyn products. We expect price erosion is going to be dropped approximately 6% range for our low-density product. But since we are shipping more higher-density products in the fourth quarter. So we expect the higher ASP going to offset somewhat the price erosion. That's why we said it's going to be, drop only about 2 to 3% in terms of ASPs, and this is excluding the Emosyn products.

Emosyn products carry an ASP of in $.50 cents range and that's substantially lower than all other products. That's why it has the big impact of our total ASP picture.

John Barton - Wachovia Securities - Analyst

Understood. And gross margin kind of range for the Emosyn product?

Jack Lai - Silicon Storage Technology, Inc. - CFO

We expect that to be in the range of 25 to 30% range.

John Barton - Wachovia Securities - Analyst

Okay. Then last question if I could, just circling back on an answer you gave earlier with respect to the ramp of the higher-density product, you know 16, 32-meg, et cetera, and you talked about the fact that it would have a negative impact to gross margins, and then that eventually it will get to kind of a normal environment so to speak. Am I in the basic range if I kind of model that today those parts are running somewhere in the teens kind of gross margins, and what you're implying is that they can get to the mid-30s by the end of next year? Or help me kind of define a range if you could, please.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Because of the market competition situation, I would recommend that we not expect that kind of high margin toward the end of next year.

John Barton - Wachovia Securities - Analyst

Am I in the ballpark for current gross margins? Somewhere in the teens right now?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

For the high-density products?

John Barton - Wachovia Securities - Analyst

Yes.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Not there yet.

John Barton - Wachovia Securities - Analyst

So below there. Okay.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes.

John Barton - Wachovia Securities - Analyst

Okay. Thank you very much.

Operator

You have a question from the line of Kalpesh Kapadia with Unterberg. Please go ahead.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

Good afternoon, Bing and Jack. Can you guys hear me fine?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes, yes.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

Question on Emosyn as a follow-up to the last question. You mentioned that 15 to 18 million in revenue, and if I look at 25 to 30% margin and the acquisition added about 10% in operating expenses, I should get this acquisition to be accretive by a million or more in operating income from Q1. Is that, or from the current quarter. Is that the right way to look at it, Jack?

Jack Lai - Silicon Storage Technology, Inc. - CFO

Yes. I think Emosyn side, yes.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

Okay. And the op ex increase of 10% that you guided, is it off of the X 2 million in-process R&D or is it from the 13.3 that you reported in R&D, or 13.7 you reported in R&D?

Jack Lai - Silicon Storage Technology, Inc. - CFO

That's included.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

So if, in other words, if operating expenses are 25.2 million I should raise it by 10% to 27 and change?

Jack Lai - Silicon Storage Technology, Inc. - CFO

Correct.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

Okay. In terms of inventory, they went up by 48 million roughly. Bing, how much of the inventory contribution is from ASP of high-density part, or in other words, pricing, and how much is the impact from the Emosyn-related inventory?

Jack Lai - Silicon Storage Technology, Inc. - CFO

The inventory increase actually is primarily due to the 8-meg because 8-meg are the sales in Q2 was very high, and that Q3 actually have drop in sales for 8-meg products so we build up inventory primarily due to the 8-meg products.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

And how confident are you that you won't have to take a write-down, and will you be able to sell this 8- meg inventory in Q4?

Jack Lai - Silicon Storage Technology, Inc. - CFO

For 8-meg products we are doing very well in terms of production and the ramp up's primarily at Grace at a cost structure is still very, very good, and also we are now using that capacity actually to produce 16 and 32 so that our costs at this moment still look okay. There's not too much OCM consideration at this moment so we should be okay.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

In terms of your guidance, Bing, if I look at it, unit growth of 25 to 35% including Emosyn, price reduction of 10 to 12% including Emosyn. And 15 to 18 million contribution from Emosyn, and royalties being down 4 million, I get to core business being roughly flat at the low end the guidance range. Is that the right way to look at it?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

That's correct.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

And if you hit the high end then your core business would have some growth coming?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes.

Kalpesh Kapadia - C.E. Unterberg, Towbin - Analyst

Okay. Thank you and good luck.

Operator

We'll now go to the line of Terry O'Brien with Halpern Capital. Go ahead, please.

Terry O'Brien - Halpern Capital - Analyst

Hi, Bing and Jack. Could you explain again, I didn't quite understand how your net income came in with the, I think it was 15 cents and then excluding Emosyn 17 cents? Give me a little bit of understanding of that.

Jack Lai - Silicon Storage Technology, Inc. - CFO

Yes, the Emosyn, that income contribution was about $200,000 loss. However, there is a charge of about $2 million in-process R&D so that come up with 2.2 million, so that's the difference of, so without Emosyn 2 cents more, 17 cents. With Emosyn, which is charge of 2 million plus that 200,000 contribution, so it's $2.2 million in difference.

Terry O'Brien - Halpern Capital - Analyst

Okay. And Bing, could you talk a little bit more about what you're seeing in China for the fourth quarter? You had talked about the DVD business dropping back significantly this quarter. What do you see going on in the fourth quarter?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

We have seen the recovery of activity applications since late September. Essentially the Chinese manufacturers began to divert to other type of DVD player instead of the standard DVD applications. They basically are pursuing DVDs used in automotive, or that other type of applications that they can charge higher ASP, so can kind of moderate the impact from the royalty that they have to pay.

Terry O'Brien - Halpern Capital - Analyst

Okay. And then what about the other products, like the MP3 players, the CDs or --

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yeah, other product we see in general the digital consumer segment is recovering compared with the, it's going to be stronger in terms of units. However, because of the price pressure to us I think it's going to be, revenue is going to be flat, although the units going to have some increase, probably as high as 10% increase in units in the digital consumer segment.

Terry O'Brien - Halpern Capital - Analyst

Okay. And could you give us kind of a status of how the foundries are looking? You mentioned the TSMC, you were on allocation. How's Grace and Vanguard, Seiko Epson, how are they doing?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Basically, TSMC wafer allocation to SST for .18 micron technology is fixed so there's not much changes for the past few quarters. As well as moving forward. But for Grace, we are ramping up the .18-micron technology, and they have plenty of capacity there for us because of the arrangement we had previously, so we are ramping 16, 32, and later a 64-megabits product at Grace.

And at the Vanguard, because of the delay of 16-megabits, so we have redirected those efforts to focus on the 64-megabits products. So the goal is to ramp up the 64-megabits product at the Vanguard. At Seiko Epson, basically we are focused on the 8-megabits and below low-density .25-micron products.

Terry O'Brien - Halpern Capital - Analyst

Okay. And I had one last question. Oh, could you talk a little bit more about the, no, I think that will be it for me. Thank you very much, Jack and Bing.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Thank you.

Operator

We'll go to the line of Carter Driscoll with IRG Research. Please go ahead.

Carter Driscoll - IRG Research - Analyst

Good afternoon gentlemen. One of my questions have been answered but a couple if I may. Can you elaborate a little bit on G-Plus and who you see as some of your primary competitors that we might start looking at?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

G-Plus is, you know, a company specialized in design RF integrated circuits, so they are very strong in our view. They have a very good solution in the power amplified designs as well as the CMOS RF transducer designs, and so they are basically complimenting with companies like Atheros, BroadCom, and even Intel and Free-Scale.

Carter Driscoll - IRG Research - Analyst

Okay. Could you, I got the revenue breakdowns. Can you be a little more specific about your product segment in terms of the unit declines for each of the four segments?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Third quarter.

Bing Yeh - Silicon Storage Technology, Inc. - President,CEO

Yes, second quarter to third quarter you are talking about the percentage decline?

Carter Driscoll - IRG Research - Analyst

Correct, on a unit basis.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

For the digital consumer segment, we're down about 8.5%.

Carter Driscoll - IRG Research - Analyst

Okay.

Jack Lai - Silicon Storage Technology, Inc. - CFO

And Internet computing actually up about 8%.

Carter Driscoll - IRG Research - Analyst

Okay.

Jack Lai - Silicon Storage Technology, Inc. - CFO

The networking down by 2%.

Carter Driscoll - IRG Research - Analyst

All right.

Jack Lai - Silicon Storage Technology, Inc. - CFO

Wireless, including Emosyn actually down only .5%.

Carter Driscoll - IRG Research - Analyst

.5%. Excellent. Are you, you're still facing constraints, I know you don't have much product out there right now, but you're still seeing supply constraints in the 32-megabit level right now, or is it primarily 16?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

You mean in terms of our constraint at this point?

Carter Driscoll - IRG Research - Analyst

Yes.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

No. Because as we said, we have the product qualification issue is already behind us, so we have released the product to production and we are beginning to ramp up at this stage. But the initial output is still limited for this month and next month and more product is going to be coming out the later part of this quarter and then next quarter.

Carter Driscoll - IRG Research - Analyst

Could you guys talked about, I apologize if I missed this, but did you guys talk about diluted share count for the fourth quarter?

Jack Lai - Silicon Storage Technology, Inc. - CFO

Carter, I'm sorry, let me get back to the unit shipment. I read the wrong column for you. I'm sorry.

Carter Driscoll - IRG Research - Analyst

No problem.

Jack Lai - Silicon Storage Technology, Inc. - CFO

For the third quarter shipment, digital consumer is down 14%.

Carter Driscoll - IRG Research - Analyst

Okay. That's what I --

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yeah, and because I [inaudible] the price and so, Internet computing actually up 17 to 18%.

Carter Driscoll - IRG Research - Analyst

17 to 18. All right.

Jack Lai - Silicon Storage Technology, Inc. - CFO

Networking down about 25%.

Carter Driscoll - IRG Research - Analyst

25%. And wireless?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Wireless is down 16%.

Carter Driscoll - IRG Research - Analyst

Down 16%. Thank you. And then, I'm sorry if I missed this, diluted share count number going forward, for the fourth quarter?

Jack Lai - Silicon Storage Technology, Inc. - CFO

Going forward, because we don't issue some shares for acquisition of G-Plus, we expect probably somewhere going to be 3 million shares more at this moment, based on current price point.

Carter Driscoll - IRG Research - Analyst

And no plans to possibly reintroduce another repurchase program at this time?

Jack Lai - Silicon Storage Technology, Inc. - CFO

At this moment we don't have any other plans.

Carter Driscoll - IRG Research - Analyst

Okay. And then just lastly, you still expecting to ramp your effective tax rate to kind of the 15 to 20% range by the end of '05?

Jack Lai - Silicon Storage Technology, Inc. - CFO

Could you the repeat question again?

Carter Driscoll - IRG Research - Analyst

Sure. During the course of 2005 you talked about possibly exiting the full-year '05 at an effective tax rate of around 20%. Is that still accurate?

Jack Lai - Silicon Storage Technology, Inc. - CFO

The tax rate for next year, we expect to be probably somewhere in the low teens.

Carter Driscoll - IRG Research - Analyst

In the low teens overall, but exiting the year could we reach 20%?

Jack Lai - Silicon Storage Technology, Inc. - CFO

We only actually, we do the tax calculation, tax rate based on annual basis.

Carter Driscoll - IRG Research - Analyst

Too early to tell?

Jack Lai - Silicon Storage Technology, Inc. - CFO

Too early to tell. I think probably going to be between 13 to 15% for next year.

Carter Driscoll - IRG Research - Analyst

I may have a follow-up but thank you, gentlemen.

Operator

Thank you. And for any further questions, please press star one at this time. We'll go to the line of Gary Nackenson with Variant Research. Go ahead, please.

Gary Nackenson - Variant Research - Analyst

Hey, guys. Start out with housekeeping. What do you think op ex will be doing next year overall? I mean, it's increasing from these two acquisitions. Is it going to stay flattish from there, or do you expect more growth next year?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes, we expect we entering expansion, next stage of expansion because of our new products as well as new product line from two acquisitions. Certainly it's going to expand, yes.

Gary Nackenson - Variant Research - Analyst

So to get back to the gross margin question, am I to understand that your thought was that by the back half of 2000, two-part question. By the back half of 2005 you could see normal gross margins and the first part of the question is, could gross margins go down further in the first half from the high-density mix?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes, not expected.

Gary Nackenson - Variant Research - Analyst

Pardon me?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes, we expect, because of the ramp, initial ramp of the high-density products, our gross margin is going to go down. However, once that manufacturing gets to a stable stage then our gross margin is going to improve down the road.

Gary Nackenson - Variant Research - Analyst

So it could go down even further than it is this quarter?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes.

Gary Nackenson - Variant Research - Analyst

Okay. Thank you.

Operator

Our next question is from Lawrence Fisher with CFB. Please go ahead.

Lawrence Fisher - CFB

Hi. Good afternoon. First question is related to the outstanding 903 patent lawsuit. I think there was supposed to be a meeting with a magistrate judge at some point last month. I haven't seen any news related to that.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

We had a meeting. However, there's no result from that meeting, so we expect, you know, no actions and so we probably waiting for next meeting if the court asks us to attend.

Lawrence Fisher - CFB - Analyst

Okay. Thank you. Also, how is your market share coming along at some of the sizes? Because guess as 8-meg has ramped up your market share at 8-meg last year was just several percent, I believe recently, earlier this year it got up in around 20%. Is your market share growing at that level still? Now that Intel is not expected to join that market?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Yes. We do believe that our 8-megabits market share will continue to grow.

Lawrence Fisher - CFB

Do you have any idea about what that is right now and any projections for the future?

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Well, since we don't have all the overall market data, it's hard to say. But based on the momentum we have and we don't see much, well, there are other players in the market, but I think we are the strongest in the marketplace for the 8-megabits products.

Lawrence Fisher - CFB

Okay. Just one last question. It may just be the mix of product, but I notice in your breakout of revenue, as far as percentage to different areas of the world, there are several areas which have gone down quite significantly this quarter. Such as North America's been cut in half, Taiwan's basically been cut in half, and China's a lot higher. Is there any significance to that at all or is that just the way that the numbers happen to work out with the mix of product sold?

Jack Lai - Silicon Storage Technology, Inc. - President, CEO

Actually, yes, because Emosyn's business about 90, more than 90% of their business shipping into the Far East. So actually the Far East like China went way up as well.

Lawrence Fisher - CFB

Okay. Thank you.

Operator

Thank you. And we have no further questions. Please go ahead with your closing remarks.

Bing Yeh - Silicon Storage Technology, Inc. - President, CEO

Okay. Thank you for participating in this conference call. We will be holding an investor day at our office on Wednesday, November 10th, at 1:00 in the afternoon. We hope to see you all there. As always, please feel free to call Jack or me directly or if you would like to arrange a call or meeting. We thank you for your continued interest in SST.

Operator

Thank you. Ladies and gentlemen, this conference will be available for replay after 7:00 p.m. today through midnight Wednesday, November 3rd. You may access the AT&T teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code 746796. International callers dial 320-365-3844, using the same access code, 746796. That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference.

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